UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): October 28, 2016 (October 24, 2016)

Comstock Holding Companies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32375	20-1164345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1886 METRO CENTER DRIVE, FOURTH FLOOR

RESTON, VIRGINIA 20190

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 883-1700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 24, 2016, Comstock Redland Road II, L.C. (“Seller”), a subsidiary of Comstock Holding Companies, Inc. (the “Company”), entered into a Purchase and Sale Agreement (“Agreement”) with Momentum Apartments, LLC (“Purchaser”) for the sale of multi-family property located in Rockville, Maryland (the “Property”). The Agreement provides for a purchase price of Three Million Five Hundred Thousand Dollars ($3,500,000) payable by the Purchaser to Seller at settlement of the Property on or about June 30, 2017, with an outside closing date of December 31, 2017 if certain conditions are met to extend the date of closing. Under the Agreement, Purchaser shall deposit into escrow a non-refundable deposit of One Hundred Thousand Dollars ($100,000) after expiration of a twenty-one day study period.

In conjunction with the Agreement, Comstock Redland Road III, L.C. (“CRR III”), a subsidiary of the Company, entered into an Operating Agreement (“Operating Agreement”) with SCG Development Partners, LLC (“SCG”) to form Momentum General Partners, LLC (“Developer”), who will be the developer of the Property and a member of Purchaser. Under the Operating Agreement, CRR III will receive a return of up to One Million Dollars ($1,000,000) of previously expended capital at the settlement of the Property and will be paid a development fee of approximately Five Hundred Thousand Dollars in installments as certain construction milestones are met. The Operating Agreement contains terms and provisions regarding the governance and management of Developer as well as provisions regarding distributions to the members, representations and covenants of CRR III, and certain limitations on liability.

The foregoing description of the material terms of the Agreement and Operating Agreement is qualified in its entirety by reference to the full text of the Agreement and the Operating Agreement, which will be filed as exhibits to the Company’s Form 10-K for the year ending December 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 28, 2016

COMSTOCK HOLDING COMPANIES, INC.

By:	/s/ Christopher Clemente
Christopher Clemente, Chief Executive Officer